EXHIBIT 99.1
For Immediate Release
American Axle & Manufacturing Announces Contract
Ratification with the International UAW
Webcast and teleconference to discuss contract scheduled for 10:00 a.m. ET Wednesday, May 28, 2008.
Detroit, Michigan, May 23, 2008 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced that the tentative agreements with the International UAW reached on May 16, 2008, covering approximately 3,650 AAM associates at five facilities in Michigan and New York, have been ratified.
“AAM is pleased to announce the ratification of a new collective bargaining agreement with the International UAW,” said AAM Co-Founder, Chairman & CEO Richard E. Dauch. “This new contract provides AAM and its UAW-represented workforce the opportunity to transition through a most difficult period of structural change in the domestic automotive industry. We look forward to the prompt resumption of normal manufacturing operations at our original U.S. locations.”
AAM expects to have its plants running production during the week of May 26, 2008.
AAM will hold a briefing with institutional investors and security analysts, news media representatives and other interested parties at 10:00 a.m. ET on Wednesday, May 28, 2008. AAM’s Co-Founder, Chairman & CEO Richard E. Dauch and Group Vice President-Finance & CFO Michael K. Simonte will co-host the call. This briefing may be accessed via conference call or webcast.
To participate by phone, please dial:
(877) 278-1452 from the United States
(706) 643-3736 from outside the United States
Callers should ask to be connected to the American Axle & Manufacturing — UAW contract ratification.
AAM will broadcast the briefing for the general public via a live audio webcast that may be accessed through AAM’s investor web site at http://investor.aam.com.
A replay will be available from Noon ET on May 28, 2008 until 11:00 a.m. ET June 4, 2008. To listen to the replay please dial:
(800) 642-1687 from the United States
(706) 645-9291 from outside the United States
When prompted, callers should enter conference reservation number # 48672365.
The briefing audio will also be archived in the investor’s section of the AAM website for one year.

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AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles. In addition to locations in the United States (Michigan, New York, Ohio and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Thailand and the United Kingdom.
Certain statements contained in this press release are forward-looking statements within the meaning provisions of the Private Securities Litigation Reform Act of 1995, including statements about the potential impact of the new labor agreements with the International UAW for AAM’s original U.S. locations, which are inherently uncertain and should be viewed with caution. Actual results and experience may differ materially due to many factors and risks that are discussed in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.
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For more information...

Renee B. Rogers	Jamie M. Little
Manager, Corporate Communications	Director, Investor Relations
& Media Relations	(313) 758-4831
(313) 758-4882	jamie.little@aam.com
renee.rogers@aam.com

Or visit the AAM website at www.aam.com

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